EXHIBIT 11(a)

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
                              GROSSMAN'S INC.

                     COMPUTATION OF EARNINGS PER SHARE
                   (in thousands, except per share data)



                                                THREE MONTHS ENDED
                                                    MARCH 31,
                                               --------------------
                                                 1996        1995
                                                 ----        ----
Net loss for primary and fully
  diluted earnings per share                   $(54,687)   $(10,672)
                                               =========   =========

Weighted average number of shares
  outstanding                                    26,089      25,782

Net effect of dilutive stock options                 -           -


Total weighted average shares
  outstanding and common stock
  equivalents used in primary
  calculation of earnings per share              26,089      25,782

Additional dilution from stock
  options                                            -           -


Total weighted average shares
  outstanding and common stock
  equivalents used in fully diluted
  calculation of earnings per share              26,089      25,782
                                               =========    ========


Primary loss per share                         $ (2.10)     $(0.41)
                                               =========    ========

Fully diluted loss per share                   $ (2.10)     $(0.41)
                                               =========    ========



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